Exhibit 99.17(d)

Subject to Completion
Preliminary Prospectus
Dated March 2, 2000

Vanguard
Growth Equity Fund

Prospectus
_____, 2000

This prospectus contains financial data for the Fund through the fiscal year ended September 30, 1999.

Information contained in this prospectus is subject to completion or amendment. A registration statement for Vanguard Growth Equity Fund has been filed with the Securities and Exchange Commission but has not yet become effective.This new Fund is being formed through the proposed reorganization of an existing fund, known as Turner Growth Equity Fund. Shareholders of Turner Growth Equity Fund may or may not approve the reorganization proposal. If the proposal is not approved by shareholders, the registration statement previously filed for Vanguard Growth Equity Fund will be withdrawn.

Shares of Vanguard Growth Equity Fund may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This communication shall not constitute an offer to buy, nor shall there be any sale of these securities in any states in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A MEMBER OF
THE VANGUARD GROUP[R]

Vanguard Growth Equity Fund
Prospectus
__________ , 2000

A Growth Stock Mutual Fund

CONTENTS

  o Fund Profile

  o Additional Information

  o A Word About Risk

  o Who Should Invest

  o Primary Investment Strategies

  o The Fund and Vanguard

  o Investment Advisers

  o Dividends, Capital Gains, and Taxes

  o Share Price

  o Financial Highlights

  o Investing with Vanguard

  o Services and Account Features

  o Types of Accounts

  o Buying Shares

  o Redeeming Shares

  o Transferring Registration

  o Fund and Account Updates

Glossary (inside back cover)

--------------------------------------------------------------------------------
  Why Reading This Prospectus Is Important
  This prospectus explains the objective, risks, and strategies of Vanguard Growth Equity Fund. To highlight terms and concepts important to mutual fund investors, we have provided "Plain Talk(R)" explanations along the way. Reading the prospectus will help you to decide whether the Fund is the right investment for you. We suggest that you keep it for future reference.
--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Fund Profile

The following profile summarizes key features of Vanguard Growth Equity Fund.

INVESTMENT OBJECTIVE
The Fund seeks to provide long-term capital appreciation.

INVESTMENT STRATEGIES
The Fund invests primarily in common stocks and other equity securities of U.S. companies with medium and large-capitalizations that are believed to have strong earnings growth potential and to be reasonably valued at the time of purchase. The Fund will invest in securities of companies that are diversified across economic sectors, and will attempt to maintain sector weightings that approximate those of the Russell 1000 Growth Index.

PRIMARY RISKS
The Fund's total return, like stock prices generally, will fluctuate within a wide range, so an investor could lose money over short or even long periods. The Fund is also subject to:
[bullet] Investment style risk, which is the chance that returns from medium and large-capitalization growth stocks will trail returns from other asset classes or the overall stock market.
[bullet] Manager risk, which is the chance that poor security selection will cause the Fund to underperform other funds with similar investment objectives.

PERFORMANCE/RISK INFORMATION
The following bar chart and table provide an indication of the risk of investing in the Fund. The bar chart shows the Fund's performance in each calendar year since inception. The table shows how the Fund's average annual total returns for one and five calendar years, and since inception, compare with those of a broad-based securities market index. Keep in mind that the Fund's past performance does not indicate how it will perform in the future.*

--------------------------------------------------------------------------------
                              Annual Total Returns
--------------------------------------------------------------------------------
                              [BAR GRAPH OMITTED]
1993     15.38%
1994     -6.73%
1995     29.96%
1996     19.23%
1997     31.36%
1998     38.07%
1999     53.60%
--------------------------------------------------------------------------------
The Fund's year-to-date return as of the most recent calendar quarter ended March 31, 2000, was _____%.
--------------------------------------------------------------------------------

   During the period shown in the bar chart, the highest return for a calendar quarter was 39.67% (quarter ended December 31,1999) and the lowest return for a quarter was -8.85% (quarter ended September 30,1998).

* Prior to ____ 2000, Vanguard Growth Equity Fund was organized as Turner Growth Equity Fund and was sponsored by Turner Investment Partners, LLC, its investment adviser. The reorganization brought the Fund into the Vanguard Group, while maintaining the same investment objective, strategies and adviser.

2

--------------------------------------------------------------------------------
         Average Annual Total Returns for Years Ended December 31, 1999
--------------------------------------------------------------------------------
                                       1 Year     5 Years      Since Inception*
--------------------------------------------------------------------------------
Vanguard Growth Equity Fund            53.60%     33.98%       23.68%
Russell 1000 Growth Index              33.16      34.21        22.08
--------------------------------------------------------------------------------
*March 11, 1992
--------------------------------------------------------------------------------

FEES AND EXPENSES
The following table describes the fees and expenses you would pay if you buy and hold shares of the Fund. The expenses shown under Annual Fund Operating Expenses are based on amounts now in effect.*

SHAREHOLDER FEES (FEES PAID directly FROM YOUR INVESTMENT)
Sales Charge (Load) Imposed on Purchases:                                               None
Sales Charge (Load) Imposed on Reinvested Dividends:                                    None
Redemption Fee:                                                                         None
Exchange Fee:                                                                           None

ANNUAL FUND OPERATING EXPENSES (expenses deducted from the fund's assets)
Management Expenses:                                                                    ____%
12b-1 Distribution Fee:                                                                 None
Other Expenses:                                                                         ____%
Total Annual Fund Operating Expenses:                                                   0.65%

* The information in the table has been restated to reflect current expenses rather than last year's expenses because these amounts changed materially when the Fund became a member of The Vanguard Group on ____, 2000.

   The following example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. It illustrates the hypothetical expenses that you would incur over various periods if you invest $10,000 in the Fund. This example assumes that the Fund provides a return of 5% a year, and that operating expenses remain the same. The results apply whether or not you redeem your investment at the end of each period.

--------------------------------------------------------------------------------
1 Year              3 Years          5 Years          10 Years
--------------------------------------------------------------------------------
$----               $----            $----            $----
--------------------------------------------------------------------------------

   This example should not be considered to represent actual expenses or performance from the past or for the future. Actual future expenses may be higher or lower than those shown.

PLAIN TALK ABOUT Fund Expenses All mutual funds have operating expenses. These expenses, which are deducted from a fund's gross income, are expressed as a percentage of the net assets of the fund. Vanguard Growth Equity Fund's estimated expense ratio for its first full year of operations as a Vanguard fund is 0.65%, or $6.50 per $1,000 of average net assets. The average growth and equity mutual fund had expenses in 1999 of _____%, or $_____ per $1,000 of average net assets, (derived from data provided by Lipper Inc., which reports on the mutual fund industry)*.

                                PLAIN TALK ABOUT
                             The Costs of Investing
Costs are an important consideration in choosing a mutual fund. That's because you, as a shareholder, pay the costs of operating a fund, plus any transaction costs associated with the fund's buying and selling of securities. These costs can erode a substantial portion of the gross income or capital appreciation a fund achieves. Even seemingly small differences in expenses can, over time, have a dramatic effect on a fund's performance.

Additional Information
Dividends and Capital Gains
Distributed ____________
Investment Adviser
Turner Investment Partners, Inc.
Berwyn, PA, since inception
Inception Date
March 11, 1992
Net Assets as of September 30, 1999
$142.8 million
Suitable for IRAs
Yes
Minimum Initial Investment
$10,000; $1,000 for IRAs and custodial accounts for minors
Newspaper Abbreviation
-------
Vanguard Fund Number
-------
Cusip Number
-------
Ticker Symbol
-------

--------------------------------------------------------------------------------
A Word About Risk

This prospectus describes risks you would face as an investor in Vanguard Growth Equity Fund. It is important to keep in mind one of the main axioms of investing: The higher the risk of losing money, the higher the potential reward. The reverse, also, is generally true: The lower the risk, the lower the potential reward. As you consider an investment in Vanguard Growth Equity Fund, you should also take into account your personal tolerance for the daily fluctuations of the stock market.
   Look for this [FLAG SYMBOL] symbol throughout the prospectus. It is used to mark detailed information about each type of risk that you would confront as a shareholder of the Fund.
--------------------------------------------------------------------------------

4

Who Should Invest
The Fund may be a suitable investment for you if:
[bullet] You wish to add a growth equity fund to your existing holdings, which could include other stock investments as well as bond, money market, and tax-exempt investments.
[bullet] You are seeking growth of capital over the long term--at least five years.
[bullet] You are not looking for current income.
[bullet] You are seeking a fund that emphasizes companies with established records of growth.

   The Vanguard funds do not permit market-timing. Do not invest in this Fund if you are a market-timer.

                                PLAIN TALK ABOUT
                             Costs and Market-Timing
Some investors try to profit from market-timing--switching money into investments when they expect prices to rise, and taking money out when they expect the market to fall. As money is shifted in and out, a fund incurs expenses for buying and selling securities. These costs are borne by all fund shareholders, including the long-term investors who do not generate the costs. Therefore, the Fund discourages short-term trading by, among other things, limiting the number of exchanges it permits.

   The Fund has adopted the following policies, among others, to discourage short-term trading:
[bullet] The Fund reserves the right to reject any purchase request--including exchanges from other Vanguard funds--that it regards as disruptive to the efficient management of the Fund. A purchase request could be rejected because of the timing of the investment or because of a history of excessive trading by the investor.
[bullet] There is a limit on the number of times you can exchange into and out of the Fund (see "Redeeming Shares" in the Investing with Vanguard section).
[bullet] The Fund reserves the right to stop offering shares at any time.

                                PLAIN TALK ABOUT
                          Growth Funds and Value Funds
Growth investing and value investing are two styles employed by stock fund managers. Growth funds generally focus on companies believed to have above-average potential for growth in revenue and earnings. Reflecting the market's high expectations for superior growth, the prices of such stocks are typically above-average in relation to such measures as revenue, earnings, and book value. Generally, growth stocks have below-average dividend yields relative to value stocks. Value funds generally emphasize stocks of companies from which the market does not expect strong growth. The prices of value stocks typically are below-average in comparison to such factors as earnings and book value, and these stocks typically have above-average dividend yields. Growth and value stocks have, in the past, produced similar long-term returns, though each category has periods when it outperforms the other.

Primary Investment Strategies
This section explains the strategies that the investment adviser uses in pursuit of the Fund's objective, long-term capital appreciation. It also explains how the adviser implements these strategies. In addition, this section discusses several important risks--market risk, investment style risk, and manager risk--faced by investors in the Fund.
The Fund's Board of Trustees oversees the management of the Fund and may change the investment strategies in the interest of shareholders.

                                PLAIN TALK ABOUT
                    Large-Cap, Mid-Cap, and Small-Cap Stocks
Stocks of publicly traded companies--and mutual funds that hold these stocks-- can be classified by the companies' market value, or capitalization. Market capitalization changes over time, and there is no "official" definition of the boundaries of large-, mid-, and small-cap stocks. Vanguard generally defines large-capitalization (large-cap) funds as those holding stocks of companies whose outstanding shares have a market value exceeding $12 billion; mid-cap funds as those holding stocks of companies with a market value between $1 billion and $12 billion; and small-cap funds as those typically holding stocks of companies with a market value of less than $1 billion. Vanguard periodically reassesses these classifications.

Market Exposure
The Fund invests primarily in the common stocks of U.S. companies with medium and large capitalizations, that are believed to have strong earnings growth potential and that are reasonably valued at the time of purchase.

[FLAG SYMBOL] The Fund is subject to market risk, which is the possibility that stock prices overall will decline over short or even long periods. Stock markets tend to move in cycles, with periods of rising prices and periods of falling prices.

   To illustrate the volatility of stock prices, the following table shows the best, worst, and average total returns for the U.S. stock market over various periods as measured by the Standard & Poor's 500 Index, a widely used barometer of market activity. (Total returns consist of dividend income plus change in market price.) Note that the returns shown do not include the costs of buying and selling stocks or other expenses that a real-world investment portfolio would incur. Note, also, that the gap between best and worst tends to narrow over the long term.

--------------------------------------------------------------------------------
                      U.S. Stock Market Returns (1926-1999)
--------------------------------------------------------------------------------
                          1 Year       5 Years       10 Years       20 Years
--------------------------------------------------------------------------------
Best                      54.2%        28.6%         19.9%          17.9%
Worst                    -43.1        -12.4          -0.9            3.1
Average                   13.2         11.0          11.1           11.1
--------------------------------------------------------------------------------

   The table covers all of the 1-, 5-, 10-, and 20-year periods from 1926 through 1999. You can see, for example, that while the average return on stocks for all of the 5-year periods

6

was 11.0%, returns for individual 5-year periods ranged from a -12.4% average (from 1928 through 1932) to 28.6% (from 1995 through 1999). These average returns reflect past performance on common stocks; you should not regard them as an indication of future returns from either the stock market as a whole or this Fund in particular.

[FLAG SYMBOL] The Fund is subject to investment style risk, which is the possibility that returns from medium and large-capitalization growth stocks will trail returns from other asset classes or the overall stock market. As a group, medium and large-capitalization growth stocks tend to go through cycles of doing better--or worse--than common stocks in general. These periods have, in the past, lasted for as long as several years.

                                PLAIN TALK ABOUT
                              Fund Diversification
In general, the more diversified a fund's stock holdings, the less likely it is that a specific stock's poor performance will hurt the fund. One measure of a fund's diversification is the percentage of its assets represented by its ten largest holdings. The average U.S. equity mutual fund has about 34% of its assets invested in its ten largest holdings, while some less-diversified funds have more than 50% of their assets invested in the stocks of just ten companies.

Security Selection
Turner Investment Partners, Inc. (Turner), the Fund's adviser, seeks to buy stocks of companies with strong earnings dynamics, and sell those with deteriorating earnings prospects. Turner believes forecasts for market timing and sector rotation are unreliable, and introduce an unacceptable level of risk. Turner also believes that it is imprudent to be overly invested in any individual security. Accordingly, Turner invests the Fund's assets across major economic sectors and attempts to maintain sector exposure that approximates its performance benchmark, the Russell 1000 Growth Index (the "Index"). In addition, Turner generally invests no more than 2% of the Fund's assets in any one security. However, a security's weighting within the Fund at the time of purchase may equal up to twice its weighting within the Index, if such security represents between 1% and 5% of the Index. For securities representing more than 5% of the Index, the Fund may invest in up to one and one-half times the Index weighting. This policy allows Turner's stock selection process to be the primary determinant of performance.
   The Fund is run by Turner according to traditional methods of active investment management. This means that securities are bought and sold according to Turner's judgments about companies and their financial prospects, within the context of the stock market and the economy in general.
   The Fund is generally managed without regard to tax ramifications.

[FLAG SYMBOL] The Fund is subject to manager risk, which is the possibility that the adviser may do a poor job of selecting stocks.

Turnover Rate
The Fund retains the right to sell securities regardless of how long the securities have been held. Historically, due to its investment strategy, the Fund has had a high turnover rate. The

Fund's average turnover rate for the past five years has been about 216%. (A turnover rate of 100% would occur, for example, if the Fund sold and replaced securities valued at 100% of its net assets within a one-year period.)

                                PLAIN TALK ABOUT
                                  Turnover Rate
Before investing in a mutual fund, you should review its turnover rate. This gives an indication of how transaction costs could affect the fund's future returns. In general, the greater the volume of buying and selling by the fund, the greater the impact that brokerage commissions and other transaction costs will have on its return. Also, funds with high turnover rates may be more likely to generate capital gains that must be distributed to shareholders as income subject to taxes. The average turnover rate for all domestic stock funds is approximately 86%, according to Morningstar, Inc.

Other Investment Policies and Risks
Besides investing in common stocks of growth companies, the Fund may make certain other kinds of investments to achieve its objective.
   The Fund may invest a portion of its assets in securities that are convertible to common stocks, warrants, rights to purchase common stocks, and American Depository Receipts (ADRs).
   The Fund may also invest in stock futures, stock index futures, and options contracts, which are traditional types of derivatives. Losses (or gains) involving futures can sometimes be substantial--in part because a relatively small movement in a futures contract may result in an immediate and substantial loss (or gain) for a fund. This Fund will not use futures for speculative purposes or as leveraged investments that magnify the gains or losses of an investment. The Fund's obligation to purchase securities under futures contracts will not exceed 20% of its total assets.
   The reasons for which the Fund will invest in futures and options are:
[bullet] To keep cash on hand to meet shareholder redemptions or other needs while simulating full investment in stocks.
[bullet] To reduce the Fund's transaction costs or add value when these instruments are favorably prices.
   The Fund may temporarily depart from its normal investment policies--for instance, by investing substantially in cash reserves--in response to extraordinary market, economic, political, or other conditions. In doing so, the Fund may succeed in avoiding losses but otherwise fail to achieve its investment objective.

8

                                PLAIN TALK ABOUT
                                   Derivatives
A derivative is a financial contract whose value is based on (or "derived" from) a traditional security (such as a stock or a bond), an asset (such as a commodity like gold), or a market index (such as the S&P 500 Index). Futures and options are derivatives that have been trading on regulated exchanges for more than two decades. These "traditional" derivatives are standardized contracts that can easily be bought and sold, and whose market values are determined and published daily. It is these characteristics that differentiate futures and options from the relatively new types of derivatives. If used for speculation or as leveraged investments, derivatives can carry considerable risks.

The Fund and Vanguard
The Fund is a member of The Vanguard Group, a family of more than 35 investment companies with more than 100 distinct investment portfolios holding assets worth more than $___ billion. All of the Vanguard funds share in the expenses associated with business operations, such as personnel, office space, equipment, and advertising.
   Vanguard also provides marketing services to the funds. Although shareholders do not pay sales commissions or 12b-1 distribution fees, each fund pays its allocated share of The Vanguard Group's marketing costs.

                                PLAIN TALK ABOUT
                      Vanguard's Unique Corporate Structure
The Vanguard Group is truly a mutual mutual fund company. It is owned jointly by the funds it oversees and thus indirectly by the shareholders in those funds. Most other mutual funds are operated by for-profit management companies that may be owned by one person, by a group of individuals, or by investors who own the management company's stock. By contrast, Vanguard provides its services on an "at-cost" basis, and the funds' expense ratios reflect only these costs. No separate management company reaps profits or absorbs losses from operating the funds.

Investment Adviser
The Fund employs Turner Investment Partners, Inc. ("Turner"), 1235 Westlakes Drive, Suite 350, Berwyn, PA 19312 as its investment adviser. Turner manages the Fund subject to the control of the Trustees and officers of the Fund.
   Turner's advisory fee is paid quarterly. The fee is based on certain annual percentage rates applied to the Fund's average month-end assets for each quarter. In addition, the quarterly fee is increased or decreased based upon Turner's performance in comparison to its benchmark index. For these purposes, Turner's cumulative investment performance over a trailing 36-month period is compared to the cumulative total return of the Russell 1000 Growth Index over the same period.
   For the fiscal year ended September 30, 1999, the investment advisory fees paid to Turner represented an effective annual rate of 0.75% of the Fund's average net assets. (Please note that these fees were calculated under a prior advisory agreement. Had the current fee schedule been in place for fiscal 1999, the investment advisory fee would have represented an effective annual rate of ___% of the Fund's average net assets.)
   The Fund has authorized Turner to choose brokers or dealers to handle the purchase and sale of securities for the Fund, and to get the best available price and most favorable execution from these brokers with respect to all transactions.
   In the interest of obtaining better execution of a transaction, Turner may choose brokers who charge higher commissions. If more than one broker can obtain the best available price and favorable execution of a transaction, then Turner is authorized to choose a broker who, in addition to executing the transaction, will provide research services to Turner or the Fund. Also, the Fund may direct Turner to use a particular broker for certain transactions in exchange for commission rebates or research services provided to the Fund.
   The Board of Trustees may, without prior approval from shareholders, change the terms of the advisory agreement or hire a new investment adviser, either as a replacement for Turner or as an additional adviser. However, any such change will be communicated to shareholders in writing.

                                PLAIN TALK ABOUT
                               The Fund's Adviser
Turner Investment Partners, Inc. is a professional advisory firm founded in 1990, specializing in growth equity investing. As of March 31, 2000, Turner had discretionary management authority with respect to approximately $____ billion in assets, including 10 non-Vanguard mutual funds with $____ in assets.
Robert E. Turner, CFA, Chairman and Chief Investment Officer of Turner since co-founding the firm in 1990; has worked in investment management since 1981; B.S. and M.B.A., Bradley University.
John Hammerschmidt, Senior Equity Portfolio Manager of Turner since 1992; has worked in investment management since 1983; B.S., Lehigh University; M.B.A., Duke University.
Christopher McHugh, Senior Equity Portfolio Manager of Turner since 1990; has worked in investment management since 1986; B.S., Philadelphia College of Textiles and Science; M.B.A., St. Joseph's University.
Mark Turner, President of Turner since co-founding the firm in 1990; has worked in investment management since 1982; B.S., Bradley University; M.B.A., University of Illinois.

                                PLAIN TALK ABOUT
                                  Distributions
As a shareholder, you are entitled to your share of the fund's income from interest and dividends, and gains from the sale of investments. You receive such earnings as either an income dividend or a capital gains distribution. Income dividends come from both the dividends that the fund earns from its holdings and the interest it receives from its money market and bond investments. Capital gains are realized whenever the fund sells securities for higher prices than it paid for them. These capital gains are either short-term or long-term depending on whether the fund held the securities for one year or less, or more than one year.

10

Dividends, Capital Gains, and Taxes

FUND DISTRIBUTIONS
The Fund distributes to shareholders virtually all of its net income (interest and dividends, less expenses), as well as any capital gains realized from the sale of its holdings. Distributions generally occur in December. You can receive distributions of income dividends or capital gains in cash, or you can have them automatically reinvested in more shares of the Fund.

BASIC TAX POINTS
Vanguard will send you a statement each year showing the tax status of all your distributions. In addition, taxable investors should be aware of the following basic tax points:
[bullet] Distributions are taxable to you whether or not you reinvest these amounts in additional Fund shares.
[bullet] Distributions declared in December--if paid to you by the end of January--are taxable for federal income tax purposes as if received in December.
[bullet] Any dividends and short-term capital gains that you receive are taxable to you as ordinary income for federal income tax purposes.
[bullet] Any distributions of net long-term capital gains are taxable to you as long-term capital gains for federal income tax purposes, no matter how long you've owned shares in the Fund.
[bullet] Capital gains distributions may vary considerably from year to year as a result of the Fund's normal investment activities and cash flows. [bullet] A sale or exchange of Fund shares is a taxable event. This means that you may have a capital gain to report as income, or a capital loss to report as a deduction, when you complete your federal income tax return.
[bullet] State and local income taxes may apply to any dividend or capital gains distributions that you receive, as well as your gains or losses from any sale or exchange of Fund shares.

GENERAL INFORMATION
Backup withholding. By law, Vanguard must withhold 31% of any taxable distributions or redemptions from your account if you do not:
[bullet] provide us with your correct taxpayer identification number;
[bullet] certify that the taxpayer identification number is correct; and [bullet] confirm that you are not subject to backup withholding.
Similarly, Vanguard must withhold from your account if the IRS instructs us to do so.

Foreign investors. The Vanguard funds generally do not offer their shares for sale outside of the United States. Foreign investors should be aware that U.S. withholding and estate taxes may apply to any investments in Vanguard funds. Invalid addresses. If a dividend or capital gains distribution check mailed to your address of record is returned as undeliverable, Vanguard will automatically reinvest all future distributions until you provide us with a valid mailing address.
Tax consequences. This prospectus provides general tax information only. If you are investing through a tax-deferred retirement account, such as an IRA, special tax rules apply. Please consult your tax adviser for detailed information about a fund's tax consequences for you.

                                PLAIN TALK ABOUT
                               "Buying a Dividend"
Unless you are investing through a tax-deferred retirement account (such as an IRA), it is not to your advantage to buy shares of a fund shortly before it makes a distribution, because doing so can cost you money in taxes. This is known as "buying a dividend." For example: on December 15, you invest $5,000, buying 250 shares for $20 each. If the fund pays a distribution of $1 per share on December 16, its share price would drop to $19 (not counting market change). You still have only $5,000 (250 shares x $19 = $4,750 in share value, plus 250 shares x $1 = $250 in distributions), but you owe tax on the $250 distribution you received--even if you reinvest it in more shares. To avoid "buying a dividend," check a fund's distribution schedule before you invest.

Share Price

The Fund's share price, called its net asset value, or NAV, is calculated each business day after the close of regular trading on the New York Stock Exchange (the NAV is not calculated on holidays or other days when the Exchange is closed). Net asset value per share is computed by adding up the total value of the Fund's investments and other assets, subtracting any of its liabilities (debts), and then dividing by the number of Fund shares outstanding:

                           Total Assets - Liabilities
         Net Asset Value = ----------------------------
                          Number of Shares Outstanding

   Knowing the daily net asset value is useful to you as a shareholder because it indicates the current value of your investment. The Fund's NAV, multiplied by the number of shares you own, gives you the dollar amount you would have received had you sold all of your shares back to the Fund that day.
   A Note on Pricing: The Fund's investments will be priced at their market value when market quotations are readily available. When these quotations are not readily available, investments will be priced at their fair value, calculated according to procedures adopted by the Fund's Board of Trustees.
   The Fund's share price can be found daily in the mutual fund listings of most major newspapers under the heading "Vanguard Funds." Different newspapers use different abbreviations of the Fund's name, but the most common is _____.

Financial Highlights

The following financial highlights table is intended to help you understand the Fund's financial performance for the past five years, and certain information reflects financial results for a single Fund share. The total returns in the table represent the rate that an investor would have earned or lost each year on an investment in the Fund (assuming reinvestment of all dividend and capital gains distributions). This information has been derived from the financial statements audited by PricewaterhouseCoopers LLP, independent accountants, whose report--along with the Fund's financial statements--is included in the Fund's most recent annual report to shareholders. You may have the annual report sent to you without charge by contacting Vanguard.

12

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                      Vanguard Growth Equity Fund(4)
                                                                                                            Year Ended September 30,
                                                             -----------------------------------------------------------------------
                                                                   Six
                                                                Months
                                                                 Ended
                                                                 March
                                                              31, 2000       1999       1998        1997       1996(2)        1995
------------------------------------------------------------------------------------------------------------------------------------
Net Asset Value, Beginning of Year                                          $12.87     $16.64      $17.03      $14.97         $2.46
------------------------------------------------------------------------------------------------------------------------------------
Investment Operations
Net Investment Income                                                        (0.05)     (0.05)      (0.03)       0.02          0.10
Net Realized and Unrealized Gain (Loss) on Investments                        4.66       1.10        4.23        2.91          2.52
                                                              ----------------------------------------------------------------------
  Total from Investment Operations                                            4.61       1.05        4.20        2.93          2.62
                                                              ----------------------------------------------------------------------
Distributions
Dividends from Net Investment Income                                            --         --          --       (0.02)        (0.11)
Distributions from Realized Capital Gains                                    (1.60)    (4.82)       (4.59)      (0.85)
  Total Distributions                                                        (1.60)     (4.82)      (4.59)      (0.87)        (0.11)
------------------------------------------------------------------------------------------------------------------------------------
Net Asset Value, End of Year                                                $15.88     $12.87      $16.64      $17.03        $14.97
====================================================================================================================================
Total Return(1)                                                              38.16%     10.71%      32.61%      20.61%        21.15%
====================================================================================================================================
Ratios/Supplemental Data
Net Assets, End of Year (Thousands)                                       $142,824    $97,857     $99,590     $96,164      $115,819
Ratio of Total Expenses to Average Net Assets                                 0.96%      1.04%       1.02%       1.06%(3)      1.03%
Ratio of Net Income (Loss) to Average Net Assets                             (0.42)%    (0.42)%     (0.25)%      0.03%(3)      0.69%
Ratio of Expenses to Average Net Assets (excluding waivers)                   0.96%      1.12%       1.05%       1.06%(3)      1.03%
Ratio of Net Investment Income (Loss) to Average Net Assets
 (excluding waivers)                                                         (0.42)%    (0.50)%     (0.28)       0.03%(3)      0.69%
Turnover Rate                                                               328.26%    249.58%     178.21%     147.79%       177.86%
====================================================================================================================================

(1) Returns are for the period indicated and have not been annualized.
(2) On April 19, 1996, the Board of Trustees of the Fund voted to approve a tax-free reorganization of the Fund. In connection with the reorganization, the Fund changed its fiscal year end from October 31 to September 30, effective September 30, 1996.
(3) Annualized.
(4) The Fund was organized as Turner Growth Equity Fund, and was not a member of the Vanguard Group. On o, 2000, the Fund acquired all assets and liabilities of Turner Growth Equity Fund in a tax-free reorganization. The Fund had no operations prior to the reorganization.

                                PLAIN TALK ABOUT
                   How to Read the Financial Highlights Table

The Fund began fiscal 1999 with a net asset value (price) of $12.87 per share. During the year, the Fund's expenses exceeded its investment income by $0.05 per share. The Fund earned $4.66 per share from investments that had appreciated in value or that were sold for higher prices than the Fund paid for them. Shareholders received $1.60 per share in the form of dividend and capital gains distributions. A portion of each year's distributions may come from the prior year's income or capital gains.
The earnings ($4.61 per share) minus the distributions ($1.60 per share) resulted in a share price of $15.88 at the end of the year. This was an increase of $4.01 per share (from $12.87 at the beginning of the year to $15.88 at the end of the year). For a shareholder who reinvested the distributions in the purchase of more shares, the total return from the Fund was 38.16% for the year. As of September 30, 1999, the Fund had $142.824 million in net assets. For the year, its expense ratio was 0.96% ($9.60 per $1,000 of net assets); and its net investment income amounted to (0.42)% of its average net assets. It sold and replaced securities valued at 328.26% of its net assets.

14

Investing with Vanguard
Are you looking for the most convenient way to open or add money to a Vanguard account? Obtain instant access to fund information? Establish an account for a minor child or for your retirement savings?

   Vanguard can help. Our goal is to make it easy and pleasant for you to do business with us.

   The following sections of the prospectus briefly explain the many services we offer. Booklets providing detailed information are available on the services marked with a [BOOKLET SYMBOL]. Please call us to request copies.

Services and Account Features

Vanguard offers many services that make it convenient to buy, sell, or exchange shares, or to obtain fund or account information.
--------------------------------------------------------------------------------
Telephone Redemptions (Sales and Exchanges)
Automatically set up for this Fund unless you notify us otherwise.
--------------------------------------------------------------------------------
Vanguard Direct Deposit Service [BOOKLET SYMBOL]
Automatic method for depositing your paycheck or U.S. government payment (including Social Security and government pension checks) into your account.
--------------------------------------------------------------------------------
Vanguard Automatic Exchange Service  [BOOKLET SYMBOL]
Automatic method for moving a fixed amount of money from one Vanguard fund account to another.
--------------------------------------------------------------------------------
Vanguard Fund Express(R) [BOOKLET SYMBOL]
Electronic method for buying or selling shares. You can transfer money between your Vanguard fund account and an account at your bank, savings and loan, or credit union on a systematic schedule or whenever you wish.
--------------------------------------------------------------------------------
Vanguard Dividend ExpressTM [BOOKLET SYMBOL]
Electronic method for transferring dividend and/or capital gains distributions directly from your Vanguard fund account to your bank, savings and loan, or credit union account.
--------------------------------------------------------------------------------
Vanguard Tele-Account(R) 1-800-662-6273 (ON-BOARD)  [BOOKLET SYMBOL]
Toll-free 24-hour access to Vanguard fund and account information--as well as some transactions--by using any touch-tone phone. Tele-Account provides total return, share price, price change, and yield quotations for all Vanguard funds; gives your account balances and history (e.g., last transaction, latest dividend distribution); and allows you to sell or exchange shares to and from most Vanguard funds.
--------------------------------------------------------------------------------
Access VanguardTM www.vanguard.com  [COMPUTER SYMBOL]
You can use your personal computer to perform certain transactions for most Vanguard funds by accessing our website. To establish this service, you must register through our website. We will then mail you an account access password that allows you to process the following financial and administrative transactions online:
[bullet] Open a new account.*
[bullet] Buy, sell, or exchange shares of most funds.
[bullet] Change your name/address.

[bullet] Add/change fund options (including dividend options, Vanguard Fund
         Express, bank instructions, checkwriting, and Vanguard Automatic Exchange Service). (Some restrictions may apply.) Please call our Client Services Department for assistance.

*Only current Vanguard shareholders can open a new account online, by exchanging shares from other existing Vanguard accounts.
--------------------------------------------------------------------------------
Investor Information Department: 1-800-662-7447 (SHIP) Text Telephone:
1-800-952-3335 Call Vanguard for information on our funds, fund services, and retirement accounts, and to request literature.
--------------------------------------------------------------------------------
Client Services Department: 1-800-662-2739 (CREW) Text Telephone: 1-800-749-7273 Call Vanguard for information on your account, account transactions, and account statements.
--------------------------------------------------------------------------------
Services for Clients of Vanguard's Institutional Division: 1-888-809-8102 Vanguard's Institutional Division offers a variety of specialized services for large institutional investors, including the ability to effect account transactions through private electronic networks and third-party recordkeepers.
--------------------------------------------------------------------------------

Types of Accounts

Individuals and institutions can establish a variety of accounts with Vanguard.
--------------------------------------------------------------------------------
For One or More People
Open an account in the name of one (individual) or more (joint tenants) people.
--------------------------------------------------------------------------------
For Holding Personal Trust Assets [BOOKLET SYMBOL]
Invest assets held in an existing personal trust.
--------------------------------------------------------------------------------
For Individual Retirement Accounts [BOOKLET SYMBOL]
Open a traditional IRA account or a Roth IRA account. Eligibility and other requirements are established by federal law and Vanguard custodial account agreements. For more information, please call 1-800-662-7447 (SHIP).
--------------------------------------------------------------------------------
For an Organization [BOOKLET SYMBOL]
Open an account as a corporation, partnership, endowment, foundation, or other entity.
--------------------------------------------------------------------------------
For Third-Party Trustee Retirement Investments
Open an account as a retirement trust or plan based on an existing corporate or institutional plan. These accounts are established by the trustee of the existing plan.
--------------------------------------------------------------------------------
Vanguard Prototype Plans
Open a variety of retirement accounts
using Vanguard prototype plans for individuals, sole proprietorships, and small businesses. For more information, please call 1-800-662-2003.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
A Note on Investing with Vanguard Through Other Firms
You may purchase or sell Fund shares through a financial intermediary such as a bank, broker, or investment adviser. If you invest with Vanguard through an intermediary, please read that firm's program materials carefully to learn of any special rules that may apply. For example, special terms may apply to additional service features, fees, or other policies. Consult your intermediary to determine when your order will be priced.
--------------------------------------------------------------------------------

16

Buying Shares

You buy your shares at the Fund's next-determined net asset value after Vanguard receives your request. As long as your request is received before the close of trading on the New York Stock Exchange, generally 4 p.m. Eastern time, you will buy your shares at that day's net asset value.
--------------------------------------------------------------------------------
Minimum Investment to . . .
open a new account
$10,000 (regular account); $1,000 (traditional IRAs and Roth IRAs).

add to an existing account
$100 by mail or exchange; $1,000 by wire.
--------------------------------------------------------------------------------
A Note on Low Balances
The Fund reserves the right to close any nonretirement fund account whose balance falls below the minimum initial investment. The Fund will deduct a $10 annual fee in June if your nonretirement account balance at that time is below $2,500. The low balance fee is waived for investors who have aggregate Vanguard account assets of $50,000 or more.
--------------------------------------------------------------------------------
By Mail to . . . [ENVELOPE SYMBOL]
open a new account
Complete and sign the account registration form and enclose your check.

add to an existing account
Mail your check with an Invest-By-Mail form detached from your confirmation statement to the address listed on the form. Please do not alter Invest-By-Mail forms, since they are fund-and account-specific.

Make your check payable to: The Vanguard Group - ________
All purchases must be made in U.S. dollars, and checks must be drawn on U.S. banks.


First-class mail to:                 Express or Registered mail to:
The Vanguard Group                   The Vanguard Group
P.O. Box 1110                        455 Devon Park Drive
Valley Forge, PA 19482-1110          Wayne, PA 19087-1815

For clients of Vanguard's Institutional Division . . .


First-class mail to:                 Express or Registered mail to:
The Vanguard Group                   The Vanguard Group
P.O. Box 2900                        455 Devon Park Drive
Valley Forge, PA 19482-2900          Wayne, PA 19087-1815
--------------------------------------------------------------------------------
IMPORTANT NOTE: To prevent check fraud, Vanguard will not accept checks made payable to third parties.
--------------------------------------------------------------------------------
By Telephone to . . .  [PHONE SYMBOL]
open a new account
Call Vanguard Tele-Account* 24 hours a day--or Client Services during business hours--to exchange from another Vanguard fund account with the same registration (name, address, taxpayer identification number, and account type).

add to an existing account
Call Vanguard Tele-Account* 24 hours a day--or Client Services during business hours--to exchange from another Vanguard fund account with the same registration (name, address, taxpayer identification number, and account type). (Note that some restrictions apply to index fund accounts.) Use Vanguard Fund Express (see Services and Account Features) to transfer assets from your bank account. Call Client Services before your first use to verify that this option is available.

Vanguard Tele-Account                Client Services
1-800-662-6273                       1-800-662-2739

*You must obtain a Personal Identification Number through Tele-Account at least seven days before you request your first exchange.
--------------------------------------------------------------------------------
IMPORTANT NOTE: Once you have requested a telephone transaction and a confirmation number has been assigned, the transaction cannot be revoked. We reserve the right to refuse any purchase request.
--------------------------------------------------------------------------------
By Wire to Open a New Account or Add to an Existing Account [WIRE SYMBOL
OMITTED]
Call Client Services to arrange your wire transaction. Wire transactions to retirement accounts are only available for asset transfers and rollovers from other financial institutions. Individual IRA contributions will not be accepted by wire.

Wire to:
FRB ABA 021001088
HSBC Bank USA

For credit to:
Account: 000112046
Vanguard Incoming Wire Account

In favor of:
Vanguard Growth Equity Fund - ___________
[Account number, or temporary number for a new account]
[Registered account owner(s)]
[Registered address]
--------------------------------------------------------------------------------
You can redeem (that is, sell or exchange) shares purchased by check or Vanguard Fund Express at any time. However, while your redemption request will be processed at the next-determined net asset value after it is received, your redemption proceeds will not be available until payment for your purchase is collected, which may take up to ten calendar days.
--------------------------------------------------------------------------------
A Note on Large Purchases
It is important that you call Vanguard before you invest a large dollar amount. It is our responsibility to consider the interests of all Fund shareholders, and so we reserve the right to refuse any purchase that may disrupt the Fund's operation or performance.
--------------------------------------------------------------------------------

18

Redeeming Shares

This section describes how you can redeem--that is, sell or exchange--the Fund's shares.

When Selling Shares:
[bullet] Vanguard sends the redemption proceeds to you or a designated third party.*
[bullet] You can sell all or part of your Fund shares at any time.

*May require a signature guarantee; see footnote on page 20. A signature guarantee may be obtained from most commercial and savings banks, credit unions, trust companies, or member firms of a U.S. stock exchange.

When Exchanging Shares:
[bullet] The redemption proceeds are used to purchase shares of a different
         Vanguard fund.
[bullet] You must meet the receiving fund's minimum investment requirements. [bullet] Vanguard reserves the right to revise or terminate the exchange privilege, limit the amount of an exchange, or reject an exchange at any time, without notice.
[bullet] In order to exchange into an account with a different registration
         (including a different name, address, or taxpayer identification number), you must include the guaranteed signatures of all current account owners on your written instructions.

In both cases, your transaction will be based on the Fund's next-determined share price, subject to any special rules discussed in this prospectus. For exchanges, the purchase side of the transaction will be based on the receiving fund's next-determined share price, again subject to any special rules discussed in this prospectus.
--------------------------------------------------------------------------------
Note: Once a redemption is initiated and a confirmation number given, the transaction cannot be canceled.
--------------------------------------------------------------------------------
HOW TO REQUEST A REDEMPTION
You can request a redemption from your Fund account in any one of three ways: online, by telephone, or by mail.
   The Vanguard funds whose shares you cannot exchange online or by telephone are Vanguard U.S. Stock Index Funds, Vanguard Balanced Index Fund, Vanguard International Stock Index Funds, Vanguard REIT Index Fund, Vanguard Total International Stock Index Fund, and Vanguard Growth and Income Fund.
These funds do, however, permit online and telephone exchanges within IRAs and other retirement accounts. If you sell shares of these funds online, you will receive a redemption check at your address of record.
--------------------------------------------------------------------------------
Online Requests [SYMBOL OF COMPUTER OMITTED]
Access Vanguard at www.vanguard.com
You can use your personal computer to sell or exchange shares of most Vanguard funds by accessing our website. To establish this service, you must register through our website. We will then mail you an account access password that will enable you to sell or exchange shares online (as well as perform other transactions).
--------------------------------------------------------------------------------
Telephone Requests  [SYMBOL OF PHONE OMITTED]
All Account Types Except Retirement:
Call Vanguard Tele-Account 24 hours a day--or Client Services during business hours--to sell or exchange shares. You can exchange shares from this Fund to open an account in another Vanguard fund or to add to an existing Vanguard fund account with an identical registration.

Retirement Accounts:
You can exchange--but not sell--shares by calling Tele-Account or Client
Services.

Vanguard Tele-Account                Client Services
1-800-662-6273                       1-800-662-2739
--------------------------------------------------------------------------------
SPECIAL INFORMATION: We will automatically establish the telephone redemption option for your account, unless you instruct us otherwise in writing. While telephone redemption is easy and convenient, this account feature involves a risk of loss from unauthorized or fraudulent transactions. Vanguard will take reasonable precautions to protect your account from fraud. You should do the same by keeping your account information private and immediately reviewing any account statements that we send to you. Make sure to contact Vanguard immediately about any transaction you believe to be unauthorized.
--------------------------------------------------------------------------------
We reserve the right to refuse a telephone redemption if the caller is unable to provide:
[bullet] The ten-digit account number.
[bullet] The name and address exactly as registered on the account.
[bullet] The primary Social Security or employer identification number as registered on the account.
[bullet] The Personal Identification Number, if applicable (for instance, Tele-
         Account).
     Please note that Vanguard will not be responsible for any account losses due to telephone fraud, so long as we have taken reasonable steps to verify the caller's identity. If you wish to remove the telephone redemption feature from your account, please notify us in writing.
--------------------------------------------------------------------------------
A Note on Unusual Circumstances
Vanguard reserves the right to revise or terminate the telephone redemption privilege at any time, without notice. In addition, Vanguard can stop selling shares or postpone payment at times when the New York Stock Exchange is closed or under any emergency circumstances as determined by the U.S. Securities and Exchange Commission. If you experience difficulty making a telephone redemption during periods of drastic economic or market change, you can send us your request by regular or express mail. Follow the instructions on selling or exchanging shares by mail in this section.
--------------------------------------------------------------------------------
Mail Requests [SYMBOL OF ENVELOPE OMITTED]
All Account Types Except Retirement:
Send a letter of instruction signed by all registered account holders. Include the fund name and account number and (if you are selling) a dollar amount or number of shares OR (if you are exchanging) the name of the fund you want to exchange into and a dollar amount or number of shares. To exchange into an account with a different registration (including a different name, address, taxpayer identification number, or account type), you must provide Vanguard with written instructions that include the guaranteed signatures of all current owners of the fund from which you wish to redeem.

Vanguard Retirement Accounts:
For information on how to request distributions from:
[bullet] Traditional IRAs and Roth IRAs--call Client Services.
[bullet] SEP-IRAs, SIMPLE IRAs, 403(b)(7) custodial accounts, and Profit-Sharing and Money Purchase Pension (Keogh) Plans--call Individual Retirement Plans at 1-800-662-2003.

Depending on your account registration type, additional documentation may be required.

20

First-class mail to:                 Express or Registered mail to:
The Vanguard Group                   The Vanguard Group
P.O. Box 1110                        455 Devon Park Drive
Valley Forge, PA 19482-1110          Wayne, PA 19087-1815

For clients of Vanguard's Institutional Division ...


First-class mail to:                 Express or Registered mail to:
The Vanguard Group                   The Vanguard Group
P.O. Box 2900                        455 Devon Park Drive
Valley Forge, PA 19482-2900          Wayne, PA 19087-1815
--------------------------------------------------------------------------------
A Note on Large Redemptions
It is important that you call Vanguard before you redeem a large dollar amount. It is our responsibility to consider the interests of all fund shareholders, and so we reserve the right to delay delivery of your redemption proceeds--up to seven days--if the amount may disrupt the Fund's operation or performance.
   If you redeem more than $250,000 worth of Fund shares within any 90-day period, the Fund reserves the right to pay part or all of the redemption proceeds above $250,000 in-kind, i.e., in securities, rather than in cash. If payment is made in-kind, you may incur brokerage commissions if you elect to sell the securities for+cash.
--------------------------------------------------------------------------------
OPTIONS FOR REDEMPTION PROCEEDS
You may receive your redemption proceeds in one of three ways: check, exchange to another Vanguard fund, or Fund Express redemption.
--------------------------------------------------------------------------------
Check Redemptions
Normally, Vanguard will mail your check within two business days of a redemption.
--------------------------------------------------------------------------------
Exchange Redemptions
As described above, an exchange involves using the proceeds of your redemption to purchase shares of another Vanguard fund.
--------------------------------------------------------------------------------
Fund Express Redemptions
Vanguard will electronically transfer funds to your pre-linked checking or savings account.
--------------------------------------------------------------------------------
FOR OUR MUTUAL PROTECTION
For your best interests and ours, Vanguard applies these additional requirements to redemptions:

Request in "Good Order"
All redemption requests must be received by Vanguard in "good order." This means that your request must include:
[bullet] The Fund name and account number.
[bullet] The amount of the transaction (in dollars or shares).
[bullet] Signatures of all owners exactly as registered on the account (for mail requests).
[bullet] Signature guarantees (if required).*
[bullet] Any supporting legal documentation that may be required.
[bullet] Any outstanding certificates representing shares to be redeemed.

*For instance, a signature guarantee must be provided by all registered account shareholders when redemption proceeds are to be sent to a different person or address. A signature guarantee can be obtained from most banks, credit unions, and licensed brokers.

Transactions are processed at the next-determined share price after Vanguard has received all required information.
--------------------------------------------------------------------------------
Limits on Account Activity
Because excessive account transactions can disrupt the management of the Fund and increase the Fund's costs for all shareholders, Vanguard limits account activity as follows:
[bullet] You may make no more than two substantive "round trips" through the
         Fund during any 12-month period.
[bullet] Your round trips through the Fund must be at least 30 days apart. [bullet] The Fund may refuse a share purchase at any time, for any reason. [bullet] Vanguard may revoke an investor's telephone exchange privilege at any time, for any reason.

A "round trip" is a redemption from the Fund followed by a purchase back into the Fund. Also, a "round trip" covers transactions accomplished by any combination of methods, including transactions conducted by check, wire, or exchange to/from another Vanguard fund. "Substantive" means a dollar amount that Vanguard determines, in its sole discretion, could adversely affect the management of the Fund.
--------------------------------------------------------------------------------
Return Your Share Certificates
Any portion of your account represented by share certificates cannot be redeemed until you return the certificates to Vanguard. Certificates must be returned (unsigned), along with a letter requesting the sale or exchange you wish to process, via certified mail to:

The Vanguard Group
455 Devon Park Drive
Wayne, PA 19087-1815
--------------------------------------------------------------------------------
All Trades Are Final
Vanguard will not cancel any transaction request (including any purchase or redemption) that we believe to be authentic once the request has been initiated and a confirmation number assigned.
--------------------------------------------------------------------------------
Uncashed Checks
Please cash your distribution or redemption checks promptly. Vanguard will not pay interest on uncashed checks.

Transferring Registration

You can transfer the registration of your Fund shares to another owner by completing a transfer form and sending it to Vanguard.

First-class mail to:                 Express or Registered mail to:
The Vanguard Group                   The Vanguard Group
P.O. Box 1110                        455 Devon Park Drive
Valley Forge, PA 19482-1110          Wayne, PA 19087-1815

22

For clients of Vanguard's Institutional Division. . .

First-class mail to:                 Express or Registered mail to:
The Vanguard Group                   The Vanguard Group
P.O. Box 2900                        455 Devon Park Drive
Valley Forge, PA 19482-2900          Wayne, PA 19087-1815
--------------------------------------------------------------------------------

Fund and Account Updates

STATEMENTS AND REPORTS
We will send you account and tax statements to help you keep track of your Fund account throughout the year as well as when you are preparing your income tax returns.
   In addition, you will receive financial reports about the Fund twice a year. These comprehensive reports include an assessment of the Fund's performance (and a comparison to its industry benchmark), an overview of the financial markets, a report from the adviser, and the Fund's financial statements which include a listing of the Fund's holdings.
   To keep the Fund's costs as low as possible (so that you and other shareholders can keep more of the Fund's investment earnings), Vanguard attempts to eliminate duplicate mail- ings to the same address. When two or more Fund shareholders have the same last name and address, we send just one Fund report to that address--instead of mailing separate reports to each shareholder. If you want us to send separate reports, notify our Client Services Department at 1-800-662-2739.
--------------------------------------------------------------------------------
Confirmation Statement
Sent each time you buy, sell, or exchange shares; confirms the trade date and the amount of your transaction.
--------------------------------------------------------------------------------
Portfolio Summary [SYMBOL OF BOOKLET OMITTED]
Mailed quarterly for most accounts; shows the market value of your account at the close of the statement period, as well as distributions, purchases, sales, and exchanges for the current calendar year.
--------------------------------------------------------------------------------
Fund Financial Reports
Mailed in October and April for this Fund.
--------------------------------------------------------------------------------
Tax Statements
Generally mailed in January; report previous year's dividend and capital gains distributions, proceeds from the sale of shares, and distributions from IRAs or other retirement accounts.
--------------------------------------------------------------------------------
Average Cost Review Statement [SYMBOL OF BOOKLET OMITTED]
Issued quarterly for most taxable accounts opened after _____, 2000 (accompanies your Portfolio Summary); shows the average cost of shares that you redeemed during the calendar year, using only the average cost single category method.
--------------------------------------------------------------------------------

                      (This page intentionally left blank.)

                      (This page intentionally left blank.)

Glossary of Investment Terms

Capital Gains Distribution
Payment to mutual fund shareholders of gains realized on securities that the fund has sold at a profit, minus any realized losses.

Cash Reserves
Cash deposits, short-term bank deposits, and money market instruments which include U.S. Treasury bills, bank certificates of deposit (CDs), repurchase agreements, commercial paper, and banker's acceptances.

Common Stock
A security representing ownership rights in a corporation. A stockholder is entitled to share in the company's profits, some of which may be paid out as dividends.

Dividend Income
Payment to shareholders of income from interest or dividends generated by a fund's investments.

Expense Ratio
The percentage of a fund's average net assets used to pay its expenses. The expense ratio includes management fees, administrative fees, and any 12b-1 distribution fees.

Growth Stock Fund
A mutual fund that emphasizes stocks of companies believed to have above-average prospects for growth. Reflecting market expectations for superior growth, the prices of growth stocks often are relatively high in comparison with such factors as revenue, earnings, book value, and dividends.

Investment Adviser
An organization that makes the day-to-day decisions regarding a fund's investments.

Mutual Fund
An investment company that pools the money of many people and invests it in a variety of securities in an effort to achieve a specific objective over time.

Net Asset Value (NAV)
The market value of a mutual fund's total assets, minus liabilities, divided by the number of shares outstanding. The value of a single share is called its share value or share price.

Price/Earnings (P/E) Ratio
The current share price of a stock, divided by its per-share earnings (profits) from the past year. A stock selling for $20, with earnings of $2 per share, has a price/earnings ratio of 10.

Principal
The amount of your own money you put into an investment.

Securities
Stocks, bonds, and other investment vehicles.

Total Return
A percentage change, over a specified time period, in a mutual fund's net asset value, with the ending net asset value adjusted to account for the reinvestment of all distributions of dividends and capital gains.

Volatility
The fluctuations in value of a mutual fund or other security. The greater a fund's volatility, the wider the fluctuations between its high and low prices.

Yield
Income (interest or dividends) earned by an investment, expressed as a percentage of the investment's price.

[VANGUARD LOGO OF SHIP OMITTED]

THE VANGUARD GROUP[R]

POST OFFICE BOX 2600
VALLEY FORGE, PA 19483-2600

For More Information
If you'd like more information about Vanguard Growth Equity Fund, the following documents are available free upon request:

Annual/Semiannual Reports to Shareholders
Additional information about the Fund's investments is available in the Fund's annual and semiannual reports to shareholders.

Statement of Additional Information (SAI)
The SAI provides more detailed information about the Fund.

The current annual and semiannual reports and the SAI are incorporated by reference into (and are thus legally a part of) this prospectus.

To receive a free copy of the latest annual or semiannual report or the SAI, or to request additional information about the Fund or other Vanguard funds, please contact us as follows:

The Vanguard Group
Investor Information
Department
P.O. Box 2600
Valley Forge, PA 19482-2600

Telephone:
1-800-662-7447 (SHIP)

Text Telephone:
1-800-952-3335

World Wide Web:
www.vanguard.com

If you are a current Fund shareholder and would like information about your account, account transactions, and/or account statements, please call:

Client Services Department
Telephone:
1-800-662-2739 (CREW)

Text Telephone:
1-800-749-7273

Information provided by the Securities and Exchange Commission (SEC)

You can review and copy information about the Fund (including the SAI) at the SEC's Public Reference Room in Washington, DC. To find out more about this public service, call the SEC at 1-800-SEC-0330. Reports and other information about the Fund are also available on the SEC's website (www.sec.gov), or you can receive copies of this information, for a fee, by writing the Public Reference Section, Securities and Exchange Commission, Washington, DC 20549-6009.

Fund's Investment Company Act
file number: 811-_______

[C] 2000 The Vanguard Group, Inc.
All rights reserved.
Vanguard Marketing Corporation,
Distributor.

PO ___ N - _____